Filed Pursuant to Rule 433

Registration No. 333-277211

July 29, 2026

FREE WRITING PROSPECTUS

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024,

Equity Index Underlying Supplement dated February 21, 2024) and

ETF Underlying Supplement dated February 21, 2024)

Linked to the MerQube US Tech Vol Target 40% Index

►	Call Premium of approximately 1.89583% per month (equivalent to 22.75% per annum)

►	Callable monthly at the principal amount plus the applicable Call Premium on any Observation Date on or after August 30, 2027 if the Official Closing Level of the Reference Asset is at or above its applicable Call Threshold

►	If the Notes are not called and the Reference Asset declines by less than or equal to 40.00%, you will receive your principal amount (a zero return)

►	If the Notes are not called and the Reference Asset declines by more than 40.00%, there is full exposure to declines in the Reference Asset, and you will lose all or a portion of your principal amount.

►	Due September 2, 2031, if not called

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Barrier Notes with Step-up Premium (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this document relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-27 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-10 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $890.00 and $930.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-6 and “Risk Factors” beginning on page FWP-10 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000.00
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 4.50% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-27 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Reference Asset	The MerQube US Tech Vol Target 40% Index (Ticker: MQVTUSTE)
Call Feature	The Notes will be automatically called if the Official Closing Level of the Reference Asset is at or above its Call Threshold on any Call Observation Date on or after August 30, 2027. In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Call Premium payable on the corresponding Call Payment Date(2)
Call Threshold	On a Call Observation Date, the relevant percentage of the Initial Value applicable on such Call Observation Date as described on page FWP-5 under “Call Observation Dates, Call Payment Dates, Call Premiums and Call Thresholds.”
Call Premium	Approximately 1.89583% (to be determined on the Trade Date) multiplied by the number of months elapsed from the Trade Date to the applicable Call Observation Date that the Notes are called)(2)
Barrier Value	60.00% of the Initial Value
Payment at Maturity per Note

Unless the Notes are called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of is less than 0.00% but greater than or equal to -40.00%:

$1,000 (a zero return)

■ If the Reference Return is less than -40.00%:

$1,000 + ($1,000 × Reference Return)

If the Notes are not called and the Final Value is less than the Barrier Value, you will not receive a Call Premium and will lose up to 100% of the Principal Amount at maturity.

Reference Return	Final Value – Initial Value Initial Value
Trade Date	August 26, 2026
Pricing Date	August 26, 2026
Original Issue Date	August 31, 2026
Final Valuation Date(3)	August 27, 2031
Maturity Date(3)	September 2, 2031
CUSIP/ISIN	40447EX43 / US40447EX439

The Notes

The Notes may be suitable for investors who believe that the value of the Reference Asset will be at or above the applicable Call Threshold on at least one of the Call Observation Dates.

If the Official Closing Level of the Reference Asset is at or above the Call Threshold on any Call Observation Date beginning on August 30, 2027, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Call Premium on the corresponding Call Payment Date.

If the Notes are not called and the Final Value is greater than or equal to the Barrier Value, you will receive a Payment at Maturity equal to 100% of the Principal Amount.

If the Notes are not called and the Final is less than the Barrier Value, you will not receive the Call Premium and will lose 1% of your principal for every 1% decline from the Initial Value. In that case, you will lose up to 100% of the Principal Amount at maturity.

(1) As more fully described on page FWP-4.

(2) See “Call Observation Dates, Call Payment Dates, Call Premiums and Call Thresholds” on page FWP-5.

(3) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been called, including on the Final Valuation Date, and whether the Final Value is greater than or equal to the Barrier Value. If your Notes are not called, you will lose some or all of your Principal Amount at maturity if the Final Value is less than the Barrier Value.

Information about the Reference Asset

The MQVTUSTE tracks a synthetic investment in a strategy based on the MerQube ETF QQQ Total Return Index (the “Sub-Index”), net of a fixed daily decrement of 6% per annum. The investment strategy is based on the change in daily out-performance of the Sub-Index compared to a baseline rate consisting of the sum of the effective federal funds rate and adjustment rate based on the settlement price of certain exchange traded futures contracts on the S&P 500® Index (the “Sub-Index Strategy”). The exposure of the MQVTUSTE to the Sub-Index Strategy will not exceed 500% and will be dynamically adjusted based on a realized volatility calculation of the Sub-Index Strategy, subject to a volatility target of 40% and a daily maximum change in exposure of 25%. The Sub-Index tracks the performance of the Invesco QQQ Trust, Series 1 on a total return basis.	Hypothetical and Historical Performance of the MQVTUSTE

Hypothetical and historical levels of the MQVTUSTE should not be taken as an indication of its future performance. The hypothetical back-tested MQVTUSTE data only reflects the application of that methodology in hindsight, since the MQVTUSTE was not actually calculated and published prior to May 30, 2025 and the Sub-Index was not actually calculated and published prior to October 3, 2024. The hypothetical back-tested MQVTUSTE data cannot completely account for the impact of financial risk in actual trading. There are numerous factors related to the equities markets in general that cannot be, and have not been, accounted for in the hypothetical back-tested MQVTUSTE data, all of which can affect actual performance. Consequently, you should not rely on that data as a reflection of what the actual MQVTUSTE performance would have been had the Index been in existence or in forecasting future MQVTUSTE performance. In addition, the hypothetical back-tested data was produced by applying the MQVTUSTE’s methodology to historical levels of the 3-month U.S. dollar LIBOR rate, which differs significantly from, and is not calculated in the same manner as, the Effective Federal Funds Rate. See “Risk Factors – The MQVTUSTE and the Sub-Index were recently launched and have limited history.” The graph above shows the hypothetical back-tested MQVTUSTE data from July 24, 2016 up to May 29, 2025. The graph above also reflects the actual MQVTUSTE performance from May 30, 2025 through July 24, 2026 based on information that we obtained from Bloomberg L.P. Any hypothetical or actual historical upward or downward trend in the level of the MQVTUSTE during any period shown is not an indication that the level of the MQVTUSTE is more or less likely to increase or decrease at any time during the term of the Notes.

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HSBC USA Inc. Autocallable Barrier Notes with Step-up Premium

This document relates to a single offering of Autocallable Barrier Notes with Step-up Premium. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement, and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Equity Index Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The MerQube US Tech Vol Target 40% Index (Ticker: MQVTUSTE)
Trade Date:	August 26, 2026
Pricing Date:	August 26, 2026
Original Issue Date:	August 31, 2026
Final Valuation Date:	August 27, 2031, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be September 2, 2031. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Call Feature:	If the Official Closing Level of the Reference Asset is at or above the applicable Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Call Premium on the corresponding Call Payment Date.
Payment at Maturity:	Unless the Notes are called, on the Maturity Date, for each $1,000 Principal Amount, we will pay you the Final Settlement Value.
Final Settlement Value:

Unless the Notes are called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return is less than 0.00% but greater than or equal to -40.00%:

$1,000 (a zero return)

■ If the Reference Return is less than -40.00%:

$1,000 + ($1,000 × Reference Return).

If the Notes are not called, you will not receive a Call Premium, and if the Final Value is less than the Barrier Value, you will lose up to 100% of the Principal Amount.

Reference Return:	Final Value – Initial Value Initial Value

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Call Observation Dates, Call Payment Dates, Call Premiums and Call Thresholds:	Call Observation Dates	Call Payment Dates	Call Premium	Call Thresholds (% of Initial Value)
	August 30, 2027	September 2, 2027	22.75000%	100.00%
	September 29, 2027	October 4, 2027	24.64583%	100.00%
	October 28, 2027	November 2, 2027	26.54167%	100.00%
	November 29, 2027	December 2, 2027	28.43750%	100.00%
	December 29, 2027	January 3, 2028	30.33333%	100.00%
	January 28, 2028	February 2, 2028	32.22917%	100.00%
	February 28, 2028	March 2, 2028	34.12500%	100.00%
	March 29, 2028	April 3, 2028	36.02083%	100.00%
	April 27, 2028	May 2, 2028	37.91667%	100.00%
	May 30, 2028	June 2, 2028	39.81250%	100.00%
	June 28, 2028	July 3, 2028	41.70833%	100.00%
	July 28, 2028	August 2, 2028	43.60417%	100.00%
	August 30, 2028	September 5, 2028	45.50000%	100.00%
	September 27, 2028	October 2, 2028	47.39583%	100.00%
	October 30, 2028	November 2, 2028	49.29167%	100.00%
	November 29, 2028	December 4, 2028	51.18750%	100.00%
	December 27, 2028	January 2, 2029	53.08333%	100.00%
	January 30, 2029	February 2, 2029	54.97917%	100.00%
	February 27, 2029	March 2, 2029	56.87500%	100.00%
	March 27, 2029	April 2, 2029	58.77083%	100.00%
	April 27, 2029	May 2, 2029	60.66667%	100.00%
	May 30, 2029	June 4, 2029	62.56250%	100.00%
	June 27, 2029	July 2, 2029	64.45834%	100.00%
	July 30, 2029	August 2, 2029	66.35416%	100.00%
	August 29, 2029	September 4, 2029	68.25000%	100.00%
	September 27, 2029	October 2, 2029	70.14584%	100.00%
	October 30, 2029	November 2, 2029	72.04166%	100.00%
	November 28, 2029	December 3, 2029	73.93750%	100.00%
	December 27, 2029	January 2, 2030	75.83334%	100.00%
	January 30, 2030	February 4, 2030	77.72916%	100.00%
	February 27, 2030	March 4, 2030	79.62500%	100.00%
	March 28, 2030	April 2, 2030	81.52084%	100.00%
	April 29, 2030	May 2, 2030	83.41666%	100.00%
	May 29, 2030	June 3, 2030	85.31250%	100.00%
	June 27, 2030	July 2, 2030	87.20834%	100.00%
	July 30, 2030	August 2, 2030	89.10416%	100.00%
	August 28, 2030	September 3, 2030	91.00000%	100.00%
	September 27, 2030	October 2, 2030	92.89584%	100.00%
	October 30, 2030	November 4, 2030	94.79166%	100.00%
	November 26, 2030	December 2, 2030	96.68750%	100.00%
	December 27, 2030	January 2, 2031	98.58334%	100.00%
	January 29, 2031	February 3, 2031	100.47920%	100.00%
	February 26, 2031	March 3, 2031	102.37500%	100.00%
	March 28, 2031	April 2, 2031	104.27080%	100.00%
	April 29, 2031	May 2, 2031	106.16670%	100.00%
	May 28, 2031	June 2, 2031	108.06250%	100.00%
	June 27, 2031	July 2, 2031	109.95830%	100.00%
	July 30, 2031	August 4, 2031	111.85420%	100.00%
	August 27, 2031	September 2, 2031	113.75000%	100.00%
	(the Final Valuation Date)	(the Maturity Date)

The Call Observation Dates and Call Payment Dates are subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Initial Value:	The Official Closing Level of the Reference Asset on the Pricing Date.
Final Value:	The Official Closing Level of the Reference Asset on the Final Valuation Date.
Barrier Value:	60.00% of the Initial Value.
CUSIP/ISIN:	40447EX43 / US40447EX439

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Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which document relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024, the Equity Index Underlying Supplement dated February 21, 2024 and the ETF Underlying Supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-10 of this document, page S-1 of the prospectus supplement, page S-1 of the Equity Index Underlying Supplement and page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement if you request them by calling 1-212-525-8010.

You may also obtain:

▶	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

▶	The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025949/tm244959d4_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

If the Official Closing Level of the Reference Asset is at or above the applicable Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Call Premium on the corresponding Call Payment Date.

Call Premium

If the Notes are called on a Call Observation Date, we will pay the applicable Call Premium on the corresponding Call Payment Date, which will be approximately 1.89583% per month (or $18.9583 for each $1,000 Principal Amount) multiplied by the number of months elapsed from the Trade Date to the applicable Call Observation Date that the Notes are called. See “Call Observation Dates, Call Payment Dates, Call Premiums and Call Thresholds” on FWP-5 for the applicable Call Premiums to be paid on the corresponding Call Payment Dates. For information regarding the record dates applicable to the Call Premiums payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-17 in the accompanying prospectus supplement.

Payment at Maturity

Unless the Notes are called, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If the Reference Return is less than 0.00% but greater than or equal to -40.00%:

$1,000 (a zero return)

■ If the Reference Return is less than -40.00%:

$1,000 + ($1,000 × Reference Return).

If the Notes are not called you will not receive the Call Premium, and if the Final Value is less than the Barrier Value, will lose up to 100% of the Principal Amount.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsor

The reference sponsor of the MQVTUSLE is MerQube, Inc.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Level of the Reference Asset will be at or above the applicable Call Threshold on at least one of the Call Observation Dates

▶	You seek a Call Premium based on the performance of the Reference Asset, that will be approximately 1.89583% per month if the Official Closing Level of the Reference Asset is greater than or equal to the Call Threshold on any Call Observation Date.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to the applicable Call Premium payable on the Notes on a given Call Payment Date.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Reference Asset on a 1-to-1 basis if the Notes are not called and the Reference Return of the is less than -40.00%.

▶	You are willing to lose up to 100% of the Principal Amount.

▶	You are willing to hold the Notes which will be automatically called on any Call Observation Date on which the Official Closing Level of the Reference Asset is at or above the Call Threshold, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the stocks included in the Reference Asset.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Level of the Reference Asset will be below the applicable Call Threshold on all of the Call Observation Dates, and the Final Value will be below the Barrier Value.

▶	You believe that the Call Premium, if any, will not provide you with your desired return.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to the applicable Call Premium payable on the Notes on a given Call Payment Date.

▶	You seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Reference Asset on a 1-to-1 basis if the Notes are not called and the Reference Return is less than -40.00%.

▶	You seek an investment that provides full return of principal at maturity.

▶	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Level of the Reference Asset is at or above the Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the stocks included in the Reference Asset.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called and the Final Value is less than the Barrier Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return is less than 0.00%.You may lose up to 100% of your investment at maturity.

You may not receive the Call Premium.

The Notes may not be called, and in such a case you will not receive the Call Premium. If the Official Closing Level of the Reference Asset on the Final Valuation Date is less than the Barrier Value the notes will not be called, we will not pay you the Call Premium at maturity, you will not receive a positive return on the Notes, and you will lose some or all of your Principal Amount.

Your return on the Notes is limited to the Principal Amount plus the Call Premium, if any, regardless of any appreciation in the value of the Reference Asset.

If the Notes are called, for each $1,000 Principal Amount, you will receive $1,000 the plus the applicable Call Premium, regardless of any appreciation in the value of the Reference Asset, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the stocks included in the Reference Asset during the term of the Notes.

Higher Call Premiums or lower Barrier Values are generally associated with Reference Assets with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of a Reference Asset. The greater the expected volatility with respect to a Reference Asset on the Trade Date, the higher the expectation as of the Trade Date that the value of a Reference Asset could close below the Call Threshold on a Call Observation Date or the Barrier Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Call Premiums or loss on the Notes. This greater expected risk will generally be reflected in a higher Call Premium than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value or a higher Call Premium ) than for similar securities linked to the performance of a Reference Asset with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Call Premium may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of a Reference Asset can change significantly over the term of the Notes. The value of the Reference Asset for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Reference Asset, including the potential of not receiving a Call Premium and losing some or all of your principal at maturity.

The amount payable on the Notes is not linked to the values of the Reference Asset at any time other than the Call Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Levels of the Reference Asset on the Call Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of the Reference Asset is greater than or equal to the Call Threshold during the term of the Notes other than on a Call Observation Date but then decreases on a Call Observation Date to a value that is less than the Call Threshold, the Call Premium will not be payable for the relevant Call Payment Date. Similarly, if the Notes are not called, even if the value of the Reference Asset is greater than or equal to the Barrier Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than the Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Reference Asset prior to such decrease. Although the actual values of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than its values on the Call Observation Dates, whether a Call

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Premium will be payable and the Payment at Maturity will be based solely on the Official Closing Levels of the Reference Asset on the applicable Call Observation Dates.

Risks Relating to the Reference Asset

The strategy tracked by the MQVTUSTE and the views implicit in the MQVTUSTE are not guaranteed to succeed.

The strategy tracked by the MQVTUSTE is not guaranteed to be successful. It is impossible to predict whether and the extent to which the MQVTUSTE or the Sub-Index will yield positive or negative results. You should seek your own advice as necessary to assess the MQVTUSTE and its strategy.

The MQVTUSTE aims to provide a hypothetical exposure to the excess return performance of the Sub-Index with a rules-based volatility control mechanism that aims to adjust the exposure of the MQVTUSTE to the Sub-Index strategy, based on a pre-defined target level, subject to a maximum exposure level and a limit on daily changes in exposure. By seeking to maintain a predetermined level of volatility, the MQVTUSTE may underperform an alternative strategy that seeks to maintain a higher or lower volatility or an alternative strategy that does not seek to maintain a level volatility. In addition, the volatility control mechanism includes a maximum limit on exposure to the excess return performance of the Sub-Index, and also limits the daily change in exposure to a pre-defined level, in each case regardless of whether the observed daily volatility of the excess return performance of the Sub-Index corresponds with the targeted volatility of the excess return performance. Additionally, the adjustments to the exposure of the MQVTUSTE to the excess return performance occur on a two-day lag, meaning that an observed change in volatility will not be immediately reflected and the MQVTUSTE’s exposure may not be reduced quickly enough to avoid negative performance or increased quickly enough to capture positive performance. These provisions may limit the ability of the MQVTUSTE to adjust to market conditions with sufficient speed during periods of excessive changes in volatility or to participate in favorable Sub-Index performance and may cause the MQVTUSTE to underperform another strategy that is not subject to these or similar conditions. The MQVTUSTE includes a decrement feature, which reduces the performance of the MQVTUSTE in all cases, whether the Sub-Index appreciates or depreciates.

It is impossible to predict and list all factors and events that may impact the MQVTUSTE and Sub-Index, positively or negatively. Conditions in particular markets, as well as overall market and macroeconomic conditions and other events and circumstances, may affect the MQVTUSTE and Sub-Index in different ways. Moreover, market or other conditions or events may cause the MQVTUSTE or Sub-Index to act in unanticipated ways, which could adversely affect the MQVTUSTE performance and, therefore, your return on any structured product investment linked to the MQVTUSTE. Certain disruption or extraordinary events may also require the applicable Index Sponsor to adjust or terminate the MQVTUSTE or the Sub-Index, which could adversely affect the MQVTUSTE performance and the return on any structured product investment linked to the MQVTUSTE.

No assurance can be given that the investment strategy on which the MQVTUSTE or Sub-Index is based will be successful or that the MQVTUSTE or Sub-Index will outperform any alternative strategy that might be employed in respect of the Sub-Index or QQQ.

The MQVTUSTE may underperform the Sub-Index and the QQQ.

The MQVTUSTE is intended to provide volatility-adjusted exposure to the excess return performance of the Sub-Index which tracks the total return performance of the QQQ. The MQVTUSTE increases its exposure to the excess return performance of the Sub-Index when volatility is lower and decreases exposure to the Sub-Index when the volatility is higher. The underlying investment thesis, which may or may not prove to be accurate, is that decreasing exposure to the excess return performance of the Sub-Index during periods of increased volatility will limit the MQVTUSTE’s participation in rapid downturns. However, decreasing exposure to the excess return performance of the Sub-Index during periods of increased volatility will also limit the MQVTUSTE’s participation in any rapid growth. There can be no assurance that the MQVTUSTE’s investment thesis will prove correct or that the MQVTUSTE will effectively implement its investment thesis. Additionally, because of the embedded fees and costs and the decrement feature, the MQVTUSTE will underperform the QQQ unless its performs sufficiently well to overcome the negative effect of the embedded fees and costs and decrement on the level of the MQVTUSTE.

The decrement will reduce the performance of the MQVTUSTE.

The MQVTUSTE includes a decrement feature, whereby a daily deduction based on a decrement rate of 6% per annum is deducted daily from the excess return performance of the Sub-Index, adjusted for exposure, as part of the calculation of the MQVTUSTE level. The excess return performance of the Sub-Index must increase by an amount sufficient to offset the decrement in order for the MQVTUSTE to display a positive return. Accordingly, the level of the MQVTUSTE may decline even if the excess return performance of the Sub-Index increases or the level of the QQQ appreciates. The decrement will adversely affect the performance of the MQVTUSTE in all cases, whether the Sub-Index appreciates or depreciates.

The MQVTUSTE measures the performance of the Sub-Index on an “excess return” basis which may reduce or eliminate any increase in the level of the Sub-Index.

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“Excess return” is a measure of the extent to which a particular asset, in this case the Sub-Index, outperforms another market measure. The MQVTUSTE measures the excess return performance of the Sub-Index over the Effective Federal Funds Rate (as defined herein) plus (i) the Spread (as defined herein) and (ii) the Adjustment Rate (as defined herein), which is based on an interpolation of the settlement prices of shorter-dated and longer-dated “basis trade at index close” futures contracts on the S&P® 500 Index. Therefore, any increase in the level of the effective federal funds rate, the Spread and/or any changes in the closing prices of reference futures contracts (including any inversion in the forward curve of such futures contracts), may offset in whole or in part any increases in the level of the Sub-Index. As a result, such increase in level of the Sub-Index would not be reflected in the performance of the MQVTUSTE, which will have the effect of reducing the amount payable to you. This deduction is separate from the decrement feature. Generally speaking, on any day, the increase in level of the Sub-Index must be sufficient to overcome both the excess return deductions in the Sub-Index and the decrement feature in the MQVTUSTE, in order for the level of the MQVTUSTE to increase.

The MQVTUSTE is subject to risks associated with significant leverage.

The MQVTUSTE uses a volatility-control mechanism to achieve its target volatility, which may involve the use of significant leverage. The volatility control mechanism adjusts the “exposure” of the MQVTUSTE to the excess return performance of the Sub-Index, which may result in a divergence between the performance of the MQVTUSTE and the percentage change in excess return performance of the Sub-Index. At times, the exposure can be as high as 500%, meaning that a 1% daily decrease in the excess return performance of the Sub-Index will be reflected as a 5% daily decrease in the level of the MQVTUSTE, before accounting for the daily decrement which will further diminish the performance of the MQVTUSTE. When the MQVTUSTE employs leveraged exposure in this way, any declines in the excess return performance of the Sub-Index will be magnified, resulting in accelerated losses.

The MQVTUSTE may not approximate its target volatility and may be restricted by the maximum daily change or maximum level of adjustment in exposure.

The MQVTUSTE seeks to maintain a target volatility by dynamically adjusting its exposure to the excess return performance of the Sub-Index on a daily basis, subject to a maximum exposure of 500% and a maximum daily change in exposure of 25%. These adjustments are made based on the historic volatility of the excess return performance of the Sub-Index, and there is no guarantee that trends exhibited by any such measures will continue in the future. The volatility of a portfolio on any day may change quickly and unexpectedly. If the volatility of the excess return performance of the Sub-Index changes rapidly, the MQVTUSTE will not match such changes in volatility due to the restriction on the daily change in exposure and the effect of this restriction may be magnified by the two-day lag period over which any adjustments to exposure occur. Further, there can be no assurance that the volatility control mechanism employed by the MQVTUSTE will be the most effective way to accurately assess volatility or to predict patterns of volatility. There can also be no assurance that the MQVTUSTE will achieve its target volatility. For example, if the exposure adjustment level reaches 500%, there will be no further adjustment to the exposure until the adjustment level declines below 500% and, therefore, during periods of excessive volatility when the exposure reaches its maximum adjustment level the actual volatility of the of the percentage change in excess return may not correspond with the targeted volatility. Additionally, if on any day the excess return performance would have to be adjusted by more than 25% in order to reach the targeted MQVTUSTE volatility of 40%, then the change in exposure level on that day will be limited to 25% because of the maximum daily change in exposure restriction and the MQVTUSTE might experience higher or lower volatility than the targeted volatility level.

Historical volatility may be a poor indicator of future volatility.

The MQVTUSTE seeks to take on a defined and limited degree of expected risk by allocating exposure to the excess return performance of the Sub-Index with an expected risk close to a pre-defined target level and subject to the volatility control mechanism. The MQVTUSTE measures the expected risk of its portfolio based on historical volatility. There can be no assurance that the historical volatility of a portfolio will be indicative of future volatility. In addition, other potential measures of volatility, such as implied volatility, may be more predictive of future volatility than historical volatility. As a result, the measure of expected risk used by the MQVTUSTE may be less accurate than other measures that could have been used.

The volatility control mechanism may negatively impact the performance of the MQVTUSTE.

The MQVTUSTE employs a rules-based volatility control mechanism that aims to control volatility close to a pre-defined target level. By seeking to maintain a predetermined level of volatility, the MQVTUSTE may underperform an alternative strategy that seeks to maintain a higher or lower volatility or an alternative strategy that does not seek to maintain a level volatility. The volatility control mechanisms also include limits on maximum daily change and maximum adjustment level of exposure, regardless of the observed volatility. These provisions may limit the ability to adjust to market conditions or to participate in favorable performance of the Sub-Index or QQQ and, accordingly, may cause the MQVTUSTE to underperform another strategy that is not subject to these or similar conditions.

There can be no guarantee that the method by which volatility is determined will be effective; exponentially weighted moving averages place greater emphasis on more recent levels.

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The volatility measure referenced in the calculation of the exposure of the MQVTUSTE to the excess return performance of the Sub-Index is determined based on exponentially weighted moving average levels of reference measures. The exponentially weighted moving average is a type of moving average in which greater emphasis is given to more recent history by weighting each input according to the relevant decay factor with more recent values receiving a higher weighting than more distant values. Moving average itself is a concept in which an average value is obtained by observing a value at a specific frequency during a particular period, and this average “moves” every day to record the average daily return for the specified period. An exponentially weighted moving average will react more quickly to recent changes than a simple moving average.

There can be no guarantee that the method by which volatility is determined for purposes of calculating the MQVTUSTE (including whether determined using an exponentially weighted moving average, simple average or otherwise) will be effective or achieve the intended results. Alternative methods of calculating volatility could produce more effective results.

No ownership rights in any component stocks or any rights in any equity index futures contracts.

Owners of any structured product investment linked to the MQVTUSTE will not have the same rights as holders of the equity index futures contracts referenced in the calculation of the MQVTUSTE or holders of the QQQ or any of its component stocks or the component stocks of the Nasdaq-100 Index®. Structured product investments linked to the MQVTUSTE will be paid in cash, and you will have no right to receive any payment or delivery in respect of any equity index futures contracts or securities referenced directly or indirectly in the calculation of the MQVTUSTE.

Non-U.S. securities risk.

The MQVTUSTE references the excess return performance of the Sub-Index, which in turn tracks the total return performance of the QQQ. Some of the equity securities held by the QQQ are issued by non-U.S. companies. Investments linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

The MQVTUSTE and the Sub-Index were recently launched and have limited operating history.

The MQVTUSTE was launched on May 30, 2025 and the Sub-Index was launched on December 15, 2023 and each therefore has limited historical performance. As a result, limited actual historical performance information is available for you to consider in making an independent investigation of the MQVTUSTE, which may make it more difficult for you to evaluate the historical performance of the MQVTUSTE and make an informed investment decision than would be the case if each of the MQVTUSTE and the Sub-Index had a longer trading history.

Hypothetical back-tested performance prior to the launch of the MQVTUSTE and the Sub-Index provided in this document refers to simulated performance data created by applying each index’s respective calculation methodology to historical or simulated levels of the Sub-Index (which itself is based on applying the Sub-Index’s calculation methodology to historical or simulated levels of the QQQ) and other market measures. Such simulated performance data has been produced by the retroactive application of a back-tested methodology in hindsight, that is, with the benefit of being able to evaluate how the MQVTUSTE methodology would have caused the MQVTUSTE to perform had it existed during the hypothetical back-test period. It is impossible to predict whether the MQVTUSTE will rise or fall. Accordingly, the actual performance of the MQVTUSTE may differ significantly from the back-tested information, and if the MQVTUSTE is shown to have generally appreciated over the hypothetical back-test period, that may not therefore be an accurate or reliable indication of any fundamental aspect of the MQVTUSTE methodology.

In addition, the MQVTUSTE used a different baseline rate for purposes of determining the daily out-performance of the Sub-Index when calculating hypothetical back-tested information for any period prior to December 18, 2020. For such periods, the MQVTUSTE referenced historical levels of 3-month U.S. dollar LIBOR, plus a spread of 0.30%, instead of referencing the Effective Federal Funds Rate and the Spread. The back-tested data was produced by applying the MQVTUSTE’s methodology to historical levels of the 3-month U.S. dollar LIBOR rate. The 3-month U.S. dollar LIBOR rate differs significantly from, and is not calculated in the same manner as, the Effective Federal Funds Rate. The application of the MQVTUSTE methodology to historical levels of the 3-month U.S. dollar LIBOR rate is for illustrative purposes only and may not be an accurate or reliable indication of the performance of the MQVTUSTE for the period prior to December 18, 2020. Hypothetical back-tested results are neither an indicator nor a guarantor of future results.

The hypothetical back-tested performance of the MQVTUSTE and the Sub-Index, prior to May 30, 2025 and December 15, 2023 respectively, cannot fully reflect the actual results that would have occurred had each of the MQVTUSTE and the Sub-Index actually been calculated during that period, and should not be relied upon as an indication of the MQVTUSTE’s future performance. A longer history of actual performance could be helpful in providing more reliable information on which to assess the MQVTUSTE.

MerQube sponsors, administers, calculates and publishes the MQVTUSTE and the Sub-Index.

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MerQube has the authority to determine whether certain events affecting the MQVTUSTE or the Sub-Index have occurred including, but not limited to, events affecting the measures referenced in the calculation of the indices.

Potential investors in any financial instrument of which the MQVTUSTE is an underlying need to be aware that any determination or calculation made by MerQube may affect the level of the MQVTUSTE and the Sub-Index and, as appropriate, the performance of any instruments linked to the performance of the MQVTUSTE. MerQube has no obligation to consider the interest of investors in any such instruments when making any determination or calculation. Such discretion in the decisions taken by MerQube (in the absence of manifest or proven error) are binding on all investors and holders of such instruments.

HSBC USA Inc. and HSBC Bank Plc (together, “HSBC”), are members of the HSBC Group. Any member of the HSBC Group may from time to time underwrite, make a market or otherwise buy and sell, as principal, structured investments, or together with their directors, officers and employers may have either long or short positions in the structured investments, or stocks, commodities or currencies to which the structured investments are linked, or may perform or seek to perform investment banking services for those linked assets mentioned herein. These activities may be in conflict with the interests of investors of debt obligations or certificates of deposit issued by members of the HSBC Group.

The Adjustment Rate used in the calculation of the excess return performance of the Sub-Index is based on basis trade at index close (“BTIC”) futures contracts on the S&P 500® Index, which allows the trade of these futures at a fixed spread to their price. The price of such futures contracts relative to contracts with a later expiration, and therefore the BTIC price on these futures, could have a negative impact on the excess return performance of the Sub-Index and the MQVTUSTE.

The Adjustment Rate is determined by referencing, amongst other things, the BTIC prices of a pair of the eligible contracts with expiration that is the closest to 1 year prior to and 1 year after the applicable determination date. Therefore, as time passes, the previously referenced pair of eligible contracts is replaced with the next pair of eligible contracts with the expiration that is the closest to 1 year prior to or after the next applicable determination date. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the BTIC prices of the replacement eligible contracts is higher. Conversely, if the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the BTIC prices of the replacement eligible contracts are lower. The rolling of the futures contracts will affect the BTIC price of the eligible contracts and, therefore, the level of the Adjustment Rate and the performance of the MQVTUSTE. There is no way to predict whether markets will be in contango or backwardation.

Suspension or disruptions of market trading in futures contracts may adversely affect the level of the MQVTUSTE.

Futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, futures markets typically have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a specified period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could affect the levels of the Adjustment Rate and, therefore, could adversely affect the performance of the MQVTUSTE.

Prices of futures contracts are characterized by high and unpredictable volatility.

Market prices of the futures contracts included in the calculation of the Adjustment Rate could be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the prices of these futures contracts. The prices of futures contracts are subject to variables that may be less significant to the values of traditional securities such as stocks and bonds.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is

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subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in the stocks included in a Reference Asset.

As a holder of the Notes, you will not have any ownership interest in the stocks included in a Reference Asset, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in a Reference Asset.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

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An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Reference Asset relative to the Initial Value. We cannot predict the Official Closing Level of the Reference Asset on any Call Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on the Notes.

The table and examples below illustrate how the Call Premium and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of the Reference Asset. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The numbers appearing in the following table and examples may have been rounded for ease of analysis. The following table and examples assume the following:

🞂 Principal Amount:	$1,000
🞂 Hypothetical Initial Value:	1,000.00*
🞂 Hypothetical Call Threshold:	On a Call Observation Date, the relevant percentage of the Initial Value applicable on such Call Observation Date as described on page FWP-5 under “Call Observation Dates, Call Payment Dates, Call Premiums and Call Thresholds.”
🞂 Hypothetical Barrier Value:	600.00 (60.00% of the Initial Value)
🞂 Hypothetical Call Premium:	1.89583% per month (or $18.9583 for each $1,000 Principal Amount) multiplied by the number of months elapsed from the Trade Date to the applicable Call Observation Date that the Notes are called. See “Call Observation Dates, Call Payment Dates, Call Premiums and Call Thresholds” on page FWP-5.

* The hypothetical Initial Value of 1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value. The actual Initial Value of the Reference Asset will be determined on the Pricing Date and set forth in the final pricing supplement to which this document relates.

Summary of the Examples

	Notes Are Called on a Call Observation Date		Notes Are Not Called on any Call Observation Date
	Example 1	Example 2	Example 3	Example 4
Initial Value	1,000.00	1,000.00	1,000.00	1,000.00
Call Threshold	1,000.00	1,000.00	1,000.00	1,000.00
Barrier Value	600.00	600.00	600.00	600.00
Call Observation Dates	Official Closing Level / Percentage Change
1st Call Observation Date	1,050.00 / 5.00% Call Premium: $227.50	540.00 / -46.00% Call Premium: $0.00	510.00/ -49.00% Call Premium: $0.00	512.50 / -48.75% Call Premium: $0.00
2nd Call Observation Date to the last Call Observation Date prior to the Final Valuation Date	N/A	Official Closing Level is below the Call Threshold Call Premium: $0.00	Official Closing Level is below the Call Threshold Call Premium: $0.00	Official Closing Level is below the Call Threshold Call Premium: $0.00
Final Valuation Date	N/A	1,050.00 / 5.00% Call Premium: $1,137.50	620.00 / -38.00%	400.00 / -60.00%
Payment if Notes are Called prior to the Final Valuation Date	$1,227.50	N/A	N/A	N/A
Payment at Maturity	N/A	$2,137.50	$1,000.00	$1,000 + ($1,000 x -60.00%) = $400.00
Return of the Notes	22.75%	113.75%	0.00%	-60.00%

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Example 1—The Official Closing Level of the Reference Asset on the first Call Observation Date is greater than or equal to the applicable Call Threshold.

Initial Value	Official Closing Level
1,000.00	1,050.00 (105.00% of Initial Value)

Payment Upon a Call:	$1,227.50

Because the Official Closing Level of the Reference Asset on the first Call Observation Date is at or above the applicable Call Threshold, the Notes will be automatically called and you will receive $1,227.50 per Note, reflecting the Principal Amount plus the applicable Call Premium, resulting in a 22.75% return on the Notes. No extra payment will be made on account of the Reference Asset closing above the Initial Value.

Example 2—The Official Closing Level of the Reference Asset on the Final Valuation Date is greater than or equal to the applicable Call Threshold.

Initial Value	Final Value
1,000.00	1,050.00 (105.00% of Initial Value)

Payment Upon a Call:	$2,137.50

Because the Official Closing Level of the Reference Asset on the Final Valuation Date is at or above the applicable Call Threshold, the Notes will be automatically called and you will receive $2,137.50 per Note, reflecting the Principal Amount plus the applicable Call Premium, resulting in a 113.75% return on the Notes. No extra payment will be made on account of the Reference Asset closing above the Initial Value.

Example 3— The Notes are not called and the Final Value is greater than or equal to the Barrier Value.

Initial Value	Final Value
1,000.00	620.00 (62.00% of Initial Value)

Reference Return:	-38.00%
Payment at Maturity:	$1,000.00

Because the Final Value is less the Call Threshold but greater than or equal to the Barrier Value, you will receive $1,000.00 per Note, reflecting the Principal Amount, resulting in a 0.00% return on the Notes, even though the value of the Reference Asset has declined.

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Example 4—The Notes are not called, and the Final Value is less than the Barrier Value.

Initial Value	Final Value
1,000.00	400.00 (40.00% of Initial Value)

Reference Return:	-60.00%
Payment at Maturity:	$400.00

Because the Final Value is less than the Barrier Value, you will receive $400.00 per $1,000 Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + ($1,000 x -60.00%) = $400.00

You will not receive a Call Premium, resulting in a -60.00% return on the Notes.

If the Notes are not called and the Final Value is less than the Barrier Value, you will be exposed to any decrease in the value of the Reference Asset on a 1:1 basis and could lose up to 100% of your principal at maturity.

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DESCRIPTION OF THE REFERENCE ASSET

Description of the MQVTUSTE

The MerQube US Tech Vol Target 40% Index (the “MQVTUSTE”) tracks a synthetic investment in a strategy based on the MerQube ETF QQQ Total Return Index (the “MQROQQQTU” or the “Sub-Index”), net of a fixed daily decrement of 6% per annum. The investment strategy is based on the Excess Return (as described in greater detail below), which is a measure that tracks daily out-performance of the Sub-Index over time compared to a baseline rate consisting of the sum of the Effective Federal Funds Rate, a Spread, and an Adjustment Rate based on the settlement price of certain exchange traded futures contracts on the S&P 500® Index (each as described in further detail below). The exposure of the MQVTUSTE to the Excess Return performance will not exceed 500% and will be dynamically adjusted based on the level of realized volatility of the Excess Return (as described in greater detail below), subject to a volatility target of 40% and a daily maximum change in exposure of 25%. The Sub-Index tracks the performance of the Invesco QQQ Trust, Series 1 on a total return basis.

The MQVTUSTE is sponsored and administered by MerQube, which collectively refers to MerQube Inc, MerQube UK Limited and any of their respective subsidiaries and affiliates (in such roles, the “Index Sponsor” and the “Index Administrator,” respectively) and calculated by MerQube UK Limited (in such role, the “Index Calculation Agent”). The MQVTUSTE was first calculated on May 30, 2025, and is calculated based on a base value of 1,000.00 as of the base date of January 4, 2006. The MQVTUSTE is calculated on each day on which the New York Stock Exchange is scheduled to open for trading for its regular trading session (such day, an “Index Business Day”) and is published on Bloomberg under the ticker “MQVTUSTE”.

The Sub-Index was first calculated on December 15, 2023 and is calculated using a base value of 580.52 as of the base date of January 7, 2005. The Sub-Index is sponsored and calculated by MerQube and administrated by MerQube UK Limited. The Sub-Index is calculated on each day on which the NASDAQ is scheduled to open for trading for its regular trading session (such day, a “Sub-Index Business Day”) and is published on Bloomberg under the ticker “MQROQQTU”.

This description of the MQVTUSTE is derived from publicly available information, including the MQVTUSTE methodology, which is available at: https://merqube.com/files/4f9290e8-7871-4d00-8493-08230e6f7a05/methodology/MerQube%20US%2040%25%20Vol%20Target%20Indices.pdf. That information reflects the policies of, and is subject to change by, the Index Sponsor. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. No website referenced herein is incorporated by reference in, or a part of, this document. The description of the MQVTUSTE is qualified in its entirety by the full description in the MQVTUSTE methodology. Neither HSBC USA Inc. nor any of its affiliates has made any independent investigation as to the adequacy or accuracy of information about the MQVTUSTE or any other constituent included in the MQVTUSTE contained in this document.

Calculation of the Level of the MQVTUSTE

The Index Calculation Agent will calculate the level of the MQVTUSTE on each Index Business Day. Specifically, on any Index Business Day, the level of the MQVTUSTE will equal the product of:

(i)	the level of the MQVTUSTE on the immediately preceding Index Business Day and

(ii)	one plus percentage increase or decrease in the leveraged exposure to the Excess Return performance, as adjusted for a daily “decrement” deduction (each discussed in greater detail below), calculated as the result of one plus (a) the Exposure (defined below) computed as of two Index Business Days prior multiplied by the daily Excess Return (defined below) performance minus (b) the daily decrement deduction. The Excess Return performance is calculated as the result of (a) the quotient of the Excess Return on such Index Business Day divided by the Excess Return on the immediately preceding Index Business Day minus (b) one. The daily decrement is calculated as the product of (a) the Decrement Rate (defined below) multiplied by (b) the day count fraction (calculated based on the actual number of calendar days elapsed divided by 360). Expressed as a formula:

Where:

=	the level of the MQVTUSTE in respect of Index Business Day t;

=	the level of the MQVTUSTE in respect of the Index Business Day immediately preceding Index Business Day t;

=	the Exposure in respect of the second Index Business Day preceding Index Business Day t (calculated as described in greater detail below);

=	the Excess Return in respect of Index Business Day t (calculated as described in greater detail below);

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=	the Excess Return in respect of the Index Business Day immediately preceding Index Business Day t (calculated as described in greater detail below);

=	the Decrement Rate; and

=	the number of calendar days from, and including, the Index Business Day immediately preceding Index Business Day t, to, but excluding, Index Business Day t.

Accordingly, the MQVTUSTE is based on the leveraged exposure to the daily percentage change in the Excess Return (as described in greater detail below), which is a measure that tracks the excess return rate over time, net of the daily decrement. An excess return rate reflects the extent to which a particular asset outperforms another market measure, determined by comparing the asset’s rate of return to the baseline of a benchmark, risk-free or other rate. In the case of the, the baseline rate used is the effective federal funds rate published by the Federal Reserve Bank of New York (the “Effective Federal Funds Rate”), which represents the interest rate at which U.S. banks lend to each other on an unsecured overnight basis, plus a fixed spread of 0.0005 (the “Spread”) and the Adjustment Rate (described in greater detail below). We collectively refer to the sum of the Effective Federal Funds Rate, the Spread and the Adjustment Rate as the “Baseline Rate”. Prior to December 18, 2020, the Baseline Rate used in the calculation of the MQVTUSTE included 3-month US dollar LIBOR plus a spread of 0.30% instead of the Effective Federal Funds Rate. The calculation that tracks the extent to which the Sub-Index outperforms the Baseline Rate over time (the “Excess Return”) and the calculation of Baseline Rate are described in greater detail under “—Calculation of Excess Return of Sub-Index” below.

The exposure to a change in the Excess Return (the “Exposure”) is a factor that reflects the degree of participation of the MQVTUSTE in the Excess Return performance before the daily decrement is applied. As an example, if the Exposure is equal to 200% on a particular Index Business Day, then a 1% one-day increase in the Excess Return will be reflected as a 2% one day increase in the level of the MQVTUSTE, before accounting for the daily decrement. The Exposure changes daily depending on the volatility of the Excess Return, is applied based on a two-day lag period and will not exceed 500%, as discussed in greater detail below.

The decrement is a daily deduction from the level of the MQVTUSTE that is intended to reflect the costs and fees associated with maintaining the portfolio of assets tracked by the MQVTUSTE. The daily decrement deduction is based on a decrement rate of 6% per annum (the “Decrement Rate”). The Decrement Rate will adversely affect the performance of the MQVTUSTE.

Calculation of Exposure

Even though the MQVTUSTE is calculated based on base date of January 4, 2006, the calculation of Exposure is based on a realized volatility calculation that utilizes values prior to this launch date (specifically, December 30, 2005 which we refer to as the “Realized Volatility Start Date”). The Exposure of the MQVTUSTE to the daily Excess Return performance of the Sub-Index on the Realized Volatility Start Date equals to the quotient of the target volatility of 40% divided by a base realized volatility determined by the Index Calculation Agent.

Where:

=	the Exposure on the Realized Volatility Start Date;

=	the base realized volatility as set by the Index Calculation Agent; and

VolTarget	=	40%.

The Exposure of the MQVTUSTE to the daily Excess Return performance of the Sub-Index after the Realized Volatility Start Date will not exceed 500% and is calculated based on the volatility of the Excess Return, subject to a volatility control mechanism that utilizes a target exposure (the “Target Exposure”) and a maximum daily change of 25% (the “Maximum Change”). The Target Exposure is calculated as the lesser of (a) 500% and (b) the quotient of the target volatility of 40% divided by the Realized Volatility (as defined below).

More specifically, the Exposure with respect to a particular Index Business Day is calculated by reference to the Target Exposure, the Maximum Change and the Exposure as of the immediately preceding Index Business Day. If the Target Exposure is less than or equal to the Exposure on the immediately preceding Index Business Day, then the Exposure will be reduced. If the Target Exposure is greater than the Exposure on the immediately Index Business Day, then the Exposure will be increased. The amount of any such increase or decrease with respect to a particular Index Business Day, as applicable, will equal the lesser of (a) the Maximum Change and (b) the absolute value of the result of the Target Exposure on such Index Business Day minus the Exposure on the immediately preceding Index Business Day. Specifically, the Exposure on any Index Business Day will equal the Exposure on the immediately preceding Index Business Day plus (if the Target Exposure is greater than the Exposure on the immediately Index Business Day) or minus (if the Target Exposure is less than or equal to the Exposure on the immediately preceding Index Business Day) the lesser of (i) the Maximum Change and (ii) the absolute

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value of the result of the Target Exposure on such Index Business Day minus the Exposure on the immediately preceding Index Business Day.

The Exposure of the MQVTUSTE to the daily Excess Return performance of the Sub-Index will not exceed 500% and the daily change in Exposure will never exceed 25%.

Due to the Maximum Change, the Exposure may not correspond with the Target Exposure (and the actual volatility of the Excess Return may not correspond with the targeted level of volatility of the Excess Return) during periods of excessive volatility. Therefore, it may take multiple days for the Exposure to reflect changes based on the targeted volatility of the Excess Return. The MQVTUSTE may underperform an alternative investment that more directly tracks the relevant market volatility. MQVTUSTE may underperform an alternative investment that more directly tracks the relevant market volatility. In addition, if the Exposure of the MQVTUSTE to the daily Excess Return performance of the Sub-Index reaches 500%, there will be no further adjustment until the Target Exposure declines below 500%.

After the Realized Volatility Start Date, the volatility of the Excess Return is calculated using an exponentially weighted moving average and a decay factor of 0.94 representing a half-life of approximately two weeks (the “Realized Volatility”). An exponentially weighted moving average is a type of moving average in which greater emphasis is given to more recent history with more recent values receiving a higher weighting than more distant values. Moving average itself is a concept in which an average value is obtained for a value observed at a specific frequency during a particular period, and this average “moves” every day to record the average daily return for the specified period. An exponentially weighted moving average will react more quickly to recent changes than a simple moving average. There can be no guarantee that the method by which the volatility is determined will be effective or achieve the intended results. Alternative methods of calculating volatility could produce more effective results.

Volatility is expressed as a percentage and will typically equal the square root of the annualized variance (achieved by multiplying the variance by 252 which represents the number of trading days in one year). An exponentially weighted average is a type of weighted average that gives exponentially greater weight to historical returns calculated as of more recent days. The degree to which more recent historical returns have a greater effect than less recent historical returns is dictated by the “half-life,” which determines the “decay factor” or “lambda”, used in the calculation. The Realized Volatility with respect to a particular Index Business Day will equal the square root of the sum of (a) the product of 0.94 (the decay factor) multiplied by the square of the Realized Volatility of the Excess Return on the immediately preceding Index Business Day and (b) the product of 0.06 (representing one minus the decay factor), 252 and the squared daily log return of the Excess Return on such Index Business Day. The daily log return reflects the natural logarithm of the daily change in the level of the Excess Return. Expressed as a formula:

Where:

=	the Realized Volatility of the Excess Return on Index Business Day t;

=	the Realized Volatility of the Excess Return in respect of the Index Business Day immediately preceding Index Business Day t;

Rett	=	, which represents the daily log return of the Excess Return on Index Business Day t;

=	the natural logarithm (i.e. the logarithm to the base of the mathematical constant e);

=	the Excess Return in respect of Index Business Day t, (calculated as described in greater detail below); and

=	the Excess Return on the Index Business Day immediately preceding Index Business Day t (calculated as described in greater detail below).

Calculation of Excess Return of the Sub-Index

An excess return rate is a measure of the extent to which a particular asset outperforms another market measure, determined by comparing the asset’s rate of return to the baseline rate of a benchmark, risk-free or other rate. With respect to the MQVTUSTE, the excess return rate reflects the extent to which the Sub-Index outperforms the Baseline Rate on each Index Business Day. As described above, the Baseline Rate is calculated as the sum of (a) the Effective Federal Funds Rate, (b) the Spread and (c) the Adjustment Rate.

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Prior to December 18, 2020, the Baseline Rate used in the calculation of the Excess Return for the MQVTUSTE was 3-month US dollar LIBOR plus a spread of 0.30%.

The Excess Return on any Index Business Day tracks the excess return rate over time and is calculated as the product of (i) the Excess Return as of the immediately preceding Index Business Day multiplied by (ii) the difference between (a) the daily change in the level of the Sub-Index minus (b) the product of the Baseline Rate and a day count fraction (reflecting the actual number of calendar days elapsed divided by 360). The daily change in the level of the Sub-Index is calculated as the quotient of the level of the Sub-Index on an Index Business Day divided by the level of the Sub-Index on the immediately preceding Index Business Day. Expressed as a formula:

Where:

=	the Excess Return on Index Business Day t;

=	the Excess Return on the Index Business Day immediately preceding Index Business Day t;

=	the level of the Sub-Index on Index Business Day t;

=	the level of the Sub-Index on the Index Business Day immediately preceding Index Business Day t;

=	the Effective Federal Funds Rate for the first date that is both an Index Business Day and New York Business Day immediately preceding Index Business Day t;

=	the Adjustment Rate on the Index Business Day immediately preceding Index Business Day t;

=	0.0005;

=	the number of calendar days from, and including, the Index Business Day immediately preceding Index Business Day t, to, but excluding, Index Business Day t.

The Adjustment Rate is calculated with reference to the settlement prices of the Adjusted Interest Rate S&P 500 Total Return (EFFR) Futures (the “Reference Futures Contracts”), which are a type of futures contract offered by CME Group, Inc. The only contracts that are eligible to be included as Reference Futures Contracts for purposes of calculating the MQVTUSTE are contracts expiring in March, June, September and December. The Reference Futures Contracts allow investors to trade the total return of the S&P 500® Index with a financing rate (the effective federal funds rate) that is adjusted daily to reflect the cost of borrowing shares. The Reference Futures Contracts are only tradeable as “BTIC”. BTIC is a trading mechanism that allows market participants to trade equity index futures at a fixed spread, expressed in basis points, to the official closing value of the underlying index. The BTIC price is determined and published after the market closes, once the official closing price of the reference index has been published and after adjusting for the fixed spread.

The calculation of the Adjustment Rate is based on the settlement price of two Reference Futures Contracts. The first (the “Near Contract”) is the Reference Futures Contract with an expiration date closest to and prior to (including on) the calendar day that is one year after the applicable Index Business Day. The second (the “Far Contract”) is the Reference Futures Contract with an expiration date closest to and after (excluding on) the calendar day that is one year after the applicable Index Business Day.

The Adjustment Rate will be calculated by interpolating a value between the published settlement prices (expressed in basis points and as an annualized number) of the Near Contract and the Far Contract. Specifically, the Adjustment Rate will equal the sum of (a) the settlement price of the Near Contract on the applicable Index Business Day plus (b) the product of (i) the difference resulting from the official settlement price of the Far Contract on such Index Business Day minus the official settlement price of the Near Contract on such Index Business Day multiplied by (ii) a fraction, the numerator of which is equal to the difference between (x) the actual number of calendar days from, and including, such Index Business Day to, but excluding, the calendar day that is one year after such Index Business Day and (y) the actual number of calendar days from, and including, such Index Business Day to, but excluding, the expiry date of the Near Contract and the denominator of which is equal to the difference between (x) the actual number of calendar days from, and including, such Index Business Day to, but excluding, the expiry date of the Far Contract and (y) the actual number of calendar days from, and including, such Index Business Day to, but excluding, the expiry date of the Near Contract. Expressed as a formula:

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Where:

=	the Adjustment Rate on Index Business Day t;

=	the published settlement price of the Near Contract, quoted in basis points expressed as an annualized number, on Index Business Day t;

=	the published settlement price of the Far Contract, quoted in basis points expressed as an annualized number, on Index Business Day t;

=	the actual number of calendar days from, and including, Index Business Day t to, but excluding, the calendar day that is one year after Index Business Day t;

=	the actual number of calendar days from, and including, Index Business Day t to, but excluding, the expiry date of the Near Contract; and

=	the actual number of calendar days from, and including, such Index Business Day to, but excluding, the expiry date of the Far Contract.

If the Far Contract is unavailable, the Adjustment Rate will instead be equal to the settlement price (expressed in basis points and as an annualized number) of the Near Contract.

The S&P 500® Index is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-54 of the accompanying Equity Index Underlying Supplement.

The Sub-Index

The Sub-Index tracks the total return of the Invesco QQQ Trust, Series 1 (the “QQQ”). “Total return” refers to a method of calculating the return of an asset or basket of assets, in this case the QQQ, while taking into account any applicable ordinary and special dividends without applying any withholding tax rate. The Sub-Index was first calculated on December 15, 2023 and is calculated using a base value of 580.52 as of the base date of January 7, 2005. The Sub-Index is calculated on each Sub-Index Business Day and is published on Bloomberg under the ticker “MQROQQTU”.

The methodology for calculating the MQROQQTU (the “Sub-Index Methodology”) can be found under https://merqube.com/files/d983268d-7d66-4e1d-bc50-d4b8bc6bd280/methodology/MerQube%20Single%20Asset%20Return%20Index%20Series.pdf. The reference is included in this document as an inactive textual reference only and the information on such website is not incorporated by reference into this document and should not be considered to be a part of this document.

Calculating the Level of the Sub-Index

The level of the Sub-Index on a particular Sub-Index Business Day is equal to the product of (a) the number of shares of the QQQ comprising the Sub-Index multiplied by (b) the official closing price of the QQQ. The number of shares of the QQQ reflected in the Sub-Index will be adjusted to reflect the reinvestment of dividends as well as corporate actions and market events affecting the QQQ, and any reinvestment of dividends into the index (i.e., “purchase” of additional shares of the QQQ based on the dividend “received” in respect of existing shares reflected in the Sub-Index) will be made as of the relevant market close.

The Invesco QQQ TrustSM, Series 1

Invesco QQQ TrustSM, Series 1 ("QQQ") is a unit investment trust. The QQQ tracks the Nasdaq-100 Index®, which includes 100 of the largest non-financial companies by market cap listed on Nasdaq. The Index reflects companies across major industry groups. Shares of this Underlying are listed and trade on the NYSE Arca under the symbol “QQQ.”

For more information about the QQQ, see “PowerShares QQQ TrustSM, Series 1 ETF” beginning on page S-51 of the accompanying ETF Underlying Supplement.

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Index Governance

Each of the MQVTUSTE and the Sub-Index is overseen by an index committee that is made up of MerQube staff. In the case of any scenario occurring that is not explicitly covered in the relevant index methodology, the index committee will use its discretion to determine the action to be taken. Merqube and/or the index committee may also make determinations regarding matters such as recalculations and changes in the methodology used to calculate each of the MQVTUSTE and the Sub-Index or adjustments based on corporate actions. These determination may (but are not required to be) related to market events and developments or the availability of or changes to reference measures used in the calculation of the MQVTUSTE or Sub-Index. MerQube may also decide to terminate the calculation of the MQVTUSTE or Sub-Index.

License Agreement

We have entered into a license agreement with MerQube that provides, in exchange for a fee, of the right to use the indices described herein which are owned and published by MerQube. We and/or our affiliates worked with MerQube in developing the guidelines and policies governing the composition and calculation of some or all of the indices. The policies and judgments for which we or one or more of our affiliates was responsible could have an impact, positive or negative, on the level of the relevant index and the value of your investment. We had no obligation and have no obligation to consider your interests as an investor in our role in developing the guidelines and policies governing any index or making judgments that may affect the level of any index. Investment suitability must be determined individually for each investor, and investments linked to the MQVTUSTE or the Sub-Index may not be suitable for all investors.

MerQube is not the issuer or producer of any investment linked to the MQVTUSTE or the Sub-Index referenced herein and MerQube has no duties, responsibilities, or obligations to investors in any such investment. Each of the MQVTUSTE and the Sub-Index is a product of MerQube and has been licensed for use by the issuer and its affiliates (“Licensee”). Such indices are calculated using, among other things, market data or other information (“Input Data”) from one or more sources (each a “Data Provider”). MerQube is a registered trademark of MerQube. These trademarks have been licensed for certain purposes by Licensee, including in its capacity as the issuer of investments linked to the MQVTUSTE or the Sub-Index. Such investments are not sponsored, endorsed, sold or promoted by MerQube, any Data Provider, or any other third party, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the Input Data, MQVTUSTE, Sub-Index or any associated data.

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Hypothetical and Historical Performance of the MQVTUSTE

Hypothetical and historical levels of the MQVTUSTE should not be taken as an indication of its future performance. The hypothetical back-tested MQVTUSTE data only reflects the application of that methodology in hindsight, since the MQVTUSTE was not actually calculated and published prior to May 30, 2025 and the Sub-Index was not actually calculated and published prior to October 3, 2024. The hypothetical back-tested MQVTUSTE data cannot completely account for the impact of financial risk in actual trading. There are numerous factors related to the equities markets in general that cannot be, and have not been, accounted for in the hypothetical back-tested MQVTUSTE data, all of which can affect actual performance. Consequently, you should not rely on that data as a reflection of what the actual MQVTUSTE performance would have been had the Index been in existence or in forecasting future MQVTUSTE performance. In addition, the hypothetical back-tested data was produced by applying the MQVTUSTE’s methodology to historical levels of the 3-month U.S. dollar LIBOR rate, which differs significantly from, and is not calculated in the same manner as, the Effective Federal Funds Rate. See “Risk Factors – The MQVTUSTE and the Sub-Index were recently launched and have limited history”. The graph above shows the hypothetical back-tested MQVTUSTE data from July 24, 2016 up to May 29, 2025. The graph below also reflects the actual MQVTUSTE performance from May 30, 2025 through July 24, 2026 based on information that we obtained from Bloomberg L.P. Any hypothetical or actual historical upward or downward trend in the level of the MQVTUSTE during any period shown is not an indication that the level of the MQVTUSTE is more or less likely to increase or decrease at any time during the term of the Notes.

The hypothetical and historical values of the MQVTUSTE should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the MQVTUSTE on any Call Observation Date, or the Final Valuation Date.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of the Reference Asset, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this document relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 4.50% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the notes to you.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale, call or exchange and we intend to treat any gain or loss upon maturity or an earlier sale, call or exchange as long-term capital gain or loss, provided you have held the Note for more than one year at such time for U.S. federal income tax purposes. If the Notes are held by the same United States holder until maturity, that holder’s holding period will generally include the maturity date.

We will not attempt to ascertain whether any of the entities whose stock is included in the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Asset and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Reference Asset is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to

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be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-28

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$
Autocallable Barrier Notes with
Step-up Premium Linked to the
MerQube US Tech Vol Target 40%
Index

July 29, 2026

Free Writing Prospectus

Free Writing Prospectus
General	FWP-7
Payment on the Notes	FWP-8
Investor Suitability	FWP-9
Risk Factors	FWP-10
Illustrative Examples	FWP-17
Description of the Reference Asset	FWP-20
Events of Default and Acceleration	FWP-27
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-27
U.S. Federal Income Tax Considerations	FWP-27
Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-21
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-30
The Nikkei Stock Average	S-33
The NYSE® FANG+™ Index	S-35
The PHLX Housing Sector Index	S-40
The Russell 2000® Index	S-44
The S&P 100® Index	S-47
The S&P 500® Index	S-54
The S&P 500® Low Volatility Index	S-61
The S&P BRIC 40 Index	S-64
The S&P MidCap 400® Index	S-67
The S&P/ASX 200 Index	S-74
The S&P 500® ESG Index	S-77
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86
ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-12
The Consumer Staples Select Sector SPDR® Fund	S-13
The Energy Select Sector SPDR® Fund	S-15
The Financial Select Sector SPDR® Fund	S-17
The Health Care Select Sector SPDR® Fund	S-19
The Technology Select Sector SPDR® Fund	S-21
The Utilities Select Sector SPDR® Fund	S-23
The iShares® China Large-Cap ETF	S-25
The iShares® Global Clean Energy ETF	S-28
The iShares® Latin America 40 ETF	S-31
The iShares® MSCI Brazil ETF	S-33
The iShares® MSCI EAFE ETF	S-35
The iShares® MSCI Emerging Markets ETF	S-40
The iShares® MSCI Mexico ETF	S-41
The iShares® Russell 2000 ETF	S-44
The iShares® Transportation Average ETF	S-47
The iShares® U.S. Real Estate ETF	S-49
The Invesco S&P 500® Equal Weight ETF	S-51
The Invesco QQQ TrustSM, Series I	S-58
The SPDR® Dow Jones® Industrial Average ETF Trust	S-61
The SPDR® S&P 500® ETF Trust	S-63
The SPDR® S&P® Bank ETF	S-70
The SPDR® S&P® Regional Banking ETF	S-73
The SPDR® S&P Midcap 400® ETF Trust	S-74
The SPDR® S&P® Biotech ETF	S-81
The SPDR® S&P® Oil & Gas Exploration & Production ETF	S-82
The VanEck Vectors® Gold Miners ETF	S-83
The Vanguard® FTSE Emerging Markets ETF	S-86
The WisdomTree® Japan Hedged Equity Fund	S-88
Additional Terms of the Notes	S-92
Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-58
Certain ERISA and Related Considerations	S-59
U.S. Federal Income Tax Considerations	S-61
Supplemental Plan of Distribution (Conflicts of Interest)	S-87
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	24
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations Relating to Debt Securities	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to U.K. Investors	54
U.K. Financial Promotion	54
Certain ERISA and Related Matters	55